Exhibit 20.1

Capital One Master Trust (RECEIVABLES)*

MONTHLY PERIOD: November 2008

1)	Beginning of the Month Principal Receivables:	$46,028,371,133.47

2)	Beginning of the Month Finance Charge Receivables:	$905,601,999.77

3)	Beginning of the Month AMF Receivables:	$54,685,050.29

4)	Beginning of the Month Discounted Receivables:	$0.00

5)	Beginning of the Month Total Receivables:	$46,988,658,183.53

6)	Removed Principal Receivables:	$0.00

7)	Removed Finance Charge Receivables:	$0.00

8)	Removed AMF Receivables	$0.00

9)	Removed Total Receivables:	$0.00

10)	Additional Principal Receivables:	$505,933,652.89

11)	Additional Finance Charge Receivables:	$5,409,176.46

12)	Additional AMF Receivables	$130,400.17

13)	Additional Total Receivables:	$511,473,229.52

14)	Discounted Receivables Generated this Period:	$0.00

15)	End of the Month Principal Receivables:	$46,844,690,398.72

16)	End of the Month Finance Charge Receivables:	$981,696,141.44

17)	End of the Month AMF Receivables	$59,133,190.09

18)	End of the Month Discounted Receivables:	$0.00

19)	End of the Month Total Receivables:	$47,885,519,730.25

20)	Excess Funding Account Balance	$0.00

21)	Adjusted Invested Amount of all Master Trust Series	$36,663,766,145.48

22)	End of the Month Seller Percentage	21.73%

Capital One Master Trust (DELINQUENCIES AND LOSSES)

MONTHLY PERIOD: November 2008

		ACCOUNTS	RECEIVABLES
1)	End of the Month Delinquencies:

	2) 30 - 59 days delinquent	305,825	$667,635,779.44

	3) 60 - 89 days delinquent	232,225	$526,737,042.83

	4) 90+ days delinquent	503,840	$1,223,573,138.19

	5) Total 30+ days delinquent	1,041,890	$2,417,945,960.46

	6) Delinquencies 30 + Days as a Percent of End of the Month Total Receivables		5.05%

7)	Defaulted Accounts during the Month	161,979	$307,579,489.16

8)	Annualized Default Rate as a Percent of Beginning of the Month Principal Receivables		7.93%

*	For calculation purposes, Beginning of Month Principal Receivables includes Additional Principal Receivables

Capital One Master Trust (COLLECTIONS)

MONTHLY PERIOD: November 2008

		COLLECTIONS	PERCENTAGES
1)	Total Collections and Gross Payment Rate**	$7,392,346,604.59	15.56%

2)	Collections of Principal Receivables and Principal Payment Rate	$6,591,585,391.84	14.17%

	3) Prior Month Billed Finance Charges and Fees	$587,870,117.52

	4) Amortized AMF Income	$26,119,492.85

	5) Interchange Collected	$121,807,015.60

	6) Recoveries of Charged Off Accounts	$68,755,162.57

	7) Collections of Discounted Receivables	$0.00

	8) Collections of Finance Charge Receivables and Annualized Yield	$804,551,788.54	20.75%

Capital One Master Trust (AMF COLLECTIONS) MONTHLY PERIOD: November 2008
1)	Beginning Unamortized AMF Balance		$138,340,479.43

	2) + AMF Slug	$220,925.97

	3) + AMF Collections	$22,328,917.06

	4) - Amortized AMF Income	$26,119,492.85

5)	Ending Unamortized AMF Balance		$134,770,829.61

**	Total Collections and Gross Payment Rate is calculated as a Percent of Beginning of Month Total Receivables which includes Additional Total Receivables